Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of YD Bio Limited on Post-Effective Amendment No. 1 to Form F-1/A (File No. 333-290471) of our report dated April 30, 2025, with respect to our audits of the consolidated financial statements of YD Biopharma Limited and subsidiary (collectively the “Company”) as of December 31, 2024 and for each of the two years in the period ended December 31, 2024 which appears in the Annual Report on Form 20-F of YD Bio Limited for the year ended December 31, 2025.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China

May 26, 2026